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                                                                     Exhibit 8.1

                               September 11, 2003


Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, PA 19103

Sovereign Merger Sub, Inc.
1500 Market Street
Philadelphia, PA 19103

Re: Proposed merger of Sovereign Merger Sub, Inc. with and into First Essex Bancorp, Inc. and subsequent merger of First Essex Bancorp, Inc. with and into Sovereign Bancorp, Inc.

Gentlemen:

         Reference is made to the information set forth under the heading "Certain Federal Income Tax Consequences" (the "Federal Income Tax Summary") contained in the Registration Statement on Form S-4 (the "Registration Statement"), filed by Sovereign Bancorp, Inc. with the Securities and Exchange Commission (the "SEC") on September 11, 2003.

         We have participated in the preparation of the Registration Statement, including, in particular, the Federal Income Tax Summary. We hereby confirm that, in all material respects, the Federal Income Tax Summary is a fair and accurate summary of the matters addressed therein, based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations published by the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is also based on the facts, representations and assumptions set forth in the Registration Statement, certain representations as to facts provided by Sovereign Bancorp, Inc. ("Sovereign"), and First Essex Bancorp, Inc. ("First Essex"), respectively, which Sovereign and First Essex believe are consistent with the facts that will exist at the effective time of the transactions, and upon the assumption that the transactions described in the Registration Statement will be completed in accordance with the Agreement and Plan of Merger, dated as of June 12, 2003, between and among Sovereign, Sovereign Merger Sub, Inc., and First Essex. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that the IRS will not challenge the Federal Income Tax Summary or the opinions set forth therein or that the Federal Income Tax


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Sovereign Bancorp, Inc.
Sovereign Merger Sub, Inc.
September 11, 2003
Page 2


Summary or the opinions set forth therein will be sustained by a court if so challenged. In addition, no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such actions or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our written consent. We also consent to the use of our name in the Federal Income Tax Summary and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                                  Very truly yours,

                                                  /s/ Stevens & Lee

                                                  STEVENS & LEE